UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2025

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Blvd. Suite 600, Los Angeles, California 90024
(Address of principal executive offices, including zip code)

(310) 388-6706
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CDXC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Amended and Restated Executive Employment Agreement

On February 25, 2025, ChromaDex Corporation (the “Company”) and Robert Fried, the Chief Executive Officer of the Company and a member of the Company’s board of directors (the “Board”), entered into an amendment (the “Amendment”) to the Amended and Restated Executive Employment Agreement, dated June 22, 2018, by and between the Company and Mr. Fried (the “Employment Agreement”). The Amendment provides that (i) effective January 1, 2025, Mr. Fried will be entitled to receive a base salary of $650,000, and (ii) commencing with fiscal year 2025, Mr. Fried’s target performance bonus opportunity will be 75% of his base salary.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Grant of Performance Stock Units

On February 25, 2025 (the “Date of Grant”), after an evaluation process led by the Board’s Compensation Committee (the “Compensation Committee”), with the assistance of the Compensation Committee’s compensation consultant, and following approval by the Compensation Committee and its affirmative recommendation to the Board, the Board, with Mr. Fried recusing himself, approved the grant to Mr. Fried of 1,518,600 performance stock units (“PSUs”) . Upon the achievement of incremental stock price performance targets, the PSUs may be settled with up to 1,518,600 shares of the Company’s common stock (“Common Stock”), pursuant to the terms of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and a performance stock unit award agreement (the “PSU Award Agreement”). When evaluating the approval of the award, the Compensation Committee, and following the Compensation Committee’s approval and its affirmative recommendation to the Board, the Board, considered, among other things, Mr. Fried’s leadership performance to date, the Company’s performance, and the goals of retaining Mr. Fried to continue in his role as Chief Executive Officer to execute on the Company’s strategic priorities while providing compelling upside and incentive by setting performance targets which the Compensation Committee and the Board believe to be achievable but would constitute extraordinary results for the Company’s stockholders. The PSUs are eligible to vest during a seven-year performance period (the “Performance Period”) based on the achievement and maintenance of the below volume weighted average price (or “VWAP” as defined in the PSU Award Agreement) thresholds for a minimum of 60 Trading Days (as defined in the PSU Award Agreement) and upon certification by the Board’s Compensation Committee and subject to Mr. Fried’s continued employment with the Company on the applicable vesting date:

60-day VWAP Threshold	Number of PSUs to Vest
$15	759,300
$20	189,825
$30	189,825
$40	189,825
$50	189,825

Any PSUs that become vested and settled in Common Stock will be subject to transfer restrictions described in the PSU Award Agreement for a period ending on the earlier of (i) five years from the Date of Grant and (ii) the consummation of a Change in Control (as defined in the 2017 Plan). Upon a Change in Control, the PSUs will be eligible to vest based on the price per share of Common Stock determined in connection with the consummation of such Change in Control and subject to Mr. Fried’s continued employment with the Company on the consummation of such Change in Control.

Any PSUs that do not vest during the Performance Period in one of the two ways described above (i.e., based on achievement and maintenance of the applicable stock price thresholds, or based on the price per share of Common Stock determined in connection with a Change of Control) will be forfeited. Furthermore, there is no interpolation or partial issuance for achievements between stock price thresholds, nor are there any cash-out or cash-pay features of the PSUs.

In addition to the foregoing, if Mr. Fried’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Fried for Good Reason (as defined in the PSU Award Agreement), (i) any unvested PSUs will remain outstanding and eligible to vest for a period of 12 months following the date of his termination of employment, and (ii) the transfer restrictions imposed pursuant to the PSU Award Agreement will expire.

The foregoing summary of the PSUs does not purport to be complete and is qualified in its entirety by reference to the full text of the PSU Award Agreement, a copy of which is attached as Exhibit 10.2 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to Amended and Restated Executive Employment Agreement, dated February 25, 2025, by and between Robert Fried and the Registrant
10.2	Performance Stock Unit Award Agreement, dated February 25, 2025, by and between Robert Fried and the Registrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: February 27, 2025	By:	/s/ Ozan Pamir
Name: Ozan Pamir
Chief Financial Officer